Exhibit 1

                            Report of Independent Auditors

Plan Administrator
Luby's Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby's Savings and Investment Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at end of year as of December 31, 1999 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                      ERNST & YOUNG LLP

San Antonio, Texas
May 19, 2000


                         Luby's Savings and Investment Plan

                  Statements of Net Assets Available for Benefits

                                                   December 31
                                              1999              1998
                                              ____              ____
Assets

Investments, at fair value                 $7,363,539        $4,752,840

Receivables:
  Participant contributions                   142,741               195
                                           __________        __________
Net assets available for benefits          $7,506,280        $4,753,035
                                           __________        __________

See accompanying notes.


                          Luby's Savings and Investment Plan

              Statement of Changes in Net Assets Available for Benefits

                            Year Ended December 31, 1999

Additions to net assets attributed to:
 Investment income:
   Net appreciation in fair value of investments             $  760,329
   Interest and dividends                                        64,178
                                                             __________
                                                                824,507

 Contributions:
   Participants                                               2,584,933
                                                             __________
Total additions                                               3,409,440

Deductions from net assets attributed to:
 Benefits to participants                                       645,663
 Administrative expenses                                         10,532
                                                             __________
Total deductions                                                656,195
                                                             __________

Net increase                                                  2,753,245

Net assets available for benefits at beginning of year        4,753,035
                                                             __________

Net assets available for benefits at end of year             $7,506,280
                                                             __________

See accompanying notes.


                      Luby's Savings and Investment Plan

                        Notes to Financial Statements

                         December 31, 1999 and 1998


1.  Significant Accounting Policies

The accounting records of the Luby's Savings and Investment Plan (the Plan) are maintained on the accrual basis of accounting.

The Plan's investments are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Certain administrative expenses of the Plan are paid by Luby's, Inc. (the Company).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain prior year balances have been reclassified to conform to current year presentation.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC). Employees of the Company and Luby's Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not exceeding 15% of their compensation, limited by 401(k) regulations. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund. Prior to May 1, 1999, the Plan offered eight pooled separate accounts, one common stock fund, and an insurance investment contract as investment options for participants.

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of Plan earnings, and charged with an allocation of any applicable participant expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan transactions are treated as a transfer from (to) the investment fund to (from) the loan fund. Loan terms range up to 5 years for general purpose loans or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. Interest rates on outstanding loans range from 8.75 to 9.5 percent. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) Plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) Plan account.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan subject to the provisions of ERISA.

3.  Investments

All investments are held by the Plan's trustee. CIGNA was the trustee of the Plan through April 30, 1999. American Express Trust Company assumed the trustee duties on May 1, 1999, and all Plan assets were transferred to American Express Trust Company.

The following presents investments that represent five percent or more of the Plan's net assets:

                                                     December 31,
                                                  1999          1998
                                                  ____          ____

AET Income Fund II                            $1,115,455      $       -
AET Medium-Term Horizon Fund                     869,991              -
AET Long-Term Horizon Fund                     1,213,301              -
AET Equity Index Fund II                       1,484,014              -
Baron Asset Fund                               1,187,735              -
Janus Overseas Fund                              685,524              -
Luby's, Inc. Pooled Stock Fund                   410,413        342,136
CIGNA Guaranteed Income Fund                           -        745,094
CIGNA Lifetime 20 Fund                                 -        275,665
CIGNA Lifetime 30 Fund                                 -        504,676
CIGNA Lifetime 40 Fund                                 -        362,578
CIGNA Large Company Stock Index Fund                   -        911,844
PBHG Growth Fund                                       -      1,022,618
Templeton Foreign Fund                                 -        258,208

During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $760,329 as follows:

Collective funds                       $455,215
Mutual funds                            291,246
Common stock fund                      (131,153)
Pooled separate accounts                145,021
                                       ________
                                       $760,329
                                       ________

4.  Investment Contract With Insurance Company

From March 1, 1997, through April 30, 1999, the Plan had a group annuity contract with Connecticut General Life Insurance Company (CGLIC). The contract included a Guaranteed Income Fund which was invested in CGLIC's general portfolio, was fully benefit-responsive, and was recorded at contract value. Contract value equaled all contributions and transfers into the account, plus accrued interest, less payments.

The average yield on the Guaranteed Income Fund was 5.40% through April 1999 and 5.75% for 1998. The credited interest rate was 5.40% at April 30, 1999, and 5.75% at December 31, 1998. Because the credited interest rate was reset periodically at the discretion of CGLIC, the contract value approximated fair value. The value of the group annuity contract was subject to the stability of CGLIC.

5.  Benefits Payable to Terminated Participants

At December 31, 1999, there were five withdrawing participants in the Plan entitled to aggregate vested benefits totaling $9,533 in cash distributions for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

6.  Reconciliation of Financial Statements to Form 5500

The Form 5500 is prepared on the modified cash basis of accounting. The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                   December 31

                                               1999              1998
                                               ____              ____
   Net assets available for benefits
    per the financial statements           $7,506,280        $4,753,035
   Participant contributions receivable
    at December 31, 1999                     (142,741)             (195)
                                           __________        __________

   Net assets available for benefits
    per the Form 5500                      $7,363,539        $4,752,840
                                           __________        __________


The following is a reconciliation of contributions received from participants per the financial statements to the Form 5500 for the year ended December 31, 1999:

   Contributions received from partici-
    pants per the financial statements                       $2,584,933

   Plus:
   Amounts receivable from participants at
    December 31, 1998                                               195

   Less:
   Amounts receivable from participants at
    December 31, 1999                                          (142,741)
                                                            ___________
   Contributions received from participants per
    the Form 5500                                            $2,442,387
                                                            ___________

7.  Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated February 13, 1998, stating that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Plan has been amended since receiving the determination letter. The Plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax-exempt.



                                 SUPPLEMENTAL SCHEDULE

                           Luby's Savings and Investment Plan

      Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes at
                                      End of Year
                             EIN: 74-1335253     Plan No.: 003

                                   December 31, 1999

                              Description of Investment,
   Identity of Issue,         Including Maturity Date,
   Borrower, Lessor,          Rate of Interest, Collateral,        Current
   or Similar Party           Par or Maturity Date                  Value
____________________________________________________________________________

*AET Income Fund II               Collective fund                 $1,115,455

*AET Short-Term Horizon Fund      Collective fund                     90,741

*AET Medium-Term Horizon Fund     Collective fund                    869,991

*AET Long-Term Horizon Fund       Collective fund                  1,213,301

*AET Equity Index Fund II         Collective fund                  1,484,014

*AXP Selective Fund               Mutual fund                          3,812

*AXP New Dimensions Fund          Mutual fund                         82,173

Baron Asset Fund                  Mutual fund                      1,187,735

Janus Overseas Fund               Mutual fund                        685,524

*Luby's, Inc. Pooled Stock Fund   Common stock 35,091 shares         410,413

*Participant loans                Interest accrued at
                                  prime rate plus 1%,
                                  varying maturity dates,
                                  8.75% - 9.50% charged
                                  during 1999                        220,380
                                                                  __________

                                                                  $7,363,539
                                                                  __________

*Denotes party-in-interest